DIVIDEND GROWTH TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND

PRINCIPAL FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This code of ethics (the "Code") applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission(the "SEC') and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically any Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust and its investment adviser and principal underwriter have compliance programs and procedures that are designed to, prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.1

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of any of the Trust.

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Each Covered Officer must:

•

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust.

There are some conflict of interest situations that require approval by the compliance officer of the Trust2 or the Trust's Board. There are other such situations that warrant disclosure to the Trust Board, if material. Examples of these include3:

•

service as a director on the board of any public company must be approved in writing by the Board of the Trust based upon a determination that such other board service would not be inconsistent with the interests of the Trust or its shareholders;

•	the receipt of any gifts of more than a de minimus value;

•

the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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1 The Trust, its investment adviser(s) and its principal underwriter are subject to separate codes of ethics that conform to the provisions of Rule 17j-1 of the 1940 Act. Such other codes address additional topics, have separate reporting and clearance requirements and apply to additional persons. Covered Persons are required to adhere to the requirements of both this Code and their applicable code adopted pursuant to Rule 17j-1 under the 1940 Act. Section V of this Code deals with situations where this Code may conflict with the provisions of the Trust’s code adopted pursuant to Rule 17j-1 under the 1940 Act.

2 If the Trust’s compliance officer is a Covered Person, the issue should be discussed with another appropriate party. Examples of other, appropriate parties are persons associated with the Trust that have sufficient status within the Trust to engender respect for the Code and the authority to adequately deal with the Covered Persons subject to the Code regardless of their stature in the Trust. For example, if the issue involves one Fund of a Trust, it may be appropriate to deal with the general counsel or compliance officer of that Fund’s investment adviser.

3 Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

•

any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, principal underwriter, or any affiliated person thereof;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

•

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Trust, including to the Trust's Board and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	it is the responsibility of the Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm to the Boards that he or she has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employees of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the appropriate Board promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The compliance officer of the Trust is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.4 However, any approvals or waivers5 sought by the Principal Executive Officer will be considered by the Audit Committee of the Trust.

The Trust will follow these procedures in investigating and enforcing this Code:

•	the compliance officer will take all appropriate action to investigate any potential violations reported to him or her;

•	if, after such investigation, the compliance officer believes that no violation has occurred, the compliance officer is not required to take any further action;

•	any matter that the compliance officer believes is a violation will be reported to the Audit Committee;

•

if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the entire Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the applicable investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Audit Committee will be responsible for granting waivers, as appropriate;

•	and any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms thereunder. Insofar as other policies or procedures of the Trust, the investment adviser to the Fund, the principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Trust, the investment adviser and the principal underwriter, and any applicable investment adviser's or principal underwriter’s more detailed policies and procedures set forth in compliance manuals or codes of procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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4 The compliance officer is authorized to consult, as appropriate, with the general counsel or compliance officer of the Fund’s investment adviser, the Audit Committee of the Trust, counsel to the Trust and counsel to the members of the Board of the Trust who are not “interested persons” (as that term is defined in the 1940 Act), and is encouraged to do so.

5 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

VIII.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

EXHIBIT A

Persons Covered by this Code of Ethics

C. Troy Shaver, Jr.

Edward Obuchowski